SCHEDULE 14C INFORMATION

                        Information Statement Pursuant to
                              Section 14(c) of the
                         Securities Exchange Act of 1934
                              (Amendment No. _____)

Check the appropriate box:

[ ]      Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[X]      Definitive Information Statement

                           WESTSIDE ENERGY CORPORATION
.................................................................................
                (Name of Registrant as Specified In Its Charter)

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(2)      Aggregate number of securities to which transaction applies:

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         pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[  ]     Fee paid previously with preliminary materials.

[  ]     Check box if any part of the fee is offset as provided by Exchange
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



                           WESTSIDE ENERGY CORPORATION
                        4400 Post Oak Parkway, Suite 2530
                              Houston, Texas 77027

                              INFORMATION STATEMENT

         This Information Statement is being furnished to provide notice to the holders of shares of common stock, par value $.01 (the "Common Stock"), of Westside Energy Corporation (the "Company") that ten of the Company's stockholders collectively holding 10,713,933 shares of Common Stock representing approximately 51.8% of the outstanding shares of Common Stock, have delivered to the Company written consents (the "Consents") approving the following matters:

         1. The sale of 179,972 shares of Common Stock to two officers of the Company in a private placement at a per-share purchase price of $3.15 (the "Incentive Share Sales");
         2. The issuance of 225,000 shares of Common Stock to an officer of the Company as incentive compensation (the "Matching Incentive Issuance"); and
         3. The possible issuances of up to 720,000 shares of Common Stock to two officers of the Company as incentive compensation upon the market value of the Common Stock achieving certain levels (the "Performance Incentive Issuances"). The Incentive Share Sales, the Matching Incentive Issuance, and the Performance Incentive Issuances are referred to hereinafter collectively as the "Share Issuances."

This Information Statement provides certain information regarding the Share Issuances to those stockholders who have not given their written consents to the foregoing actions.

         The record date for determining stockholders entitled to receive this Information Statement has been established as the close of business on March 27, 2006 (the "Record Date"). On that date, there were 20,695,514 shares of Common Stock outstanding and entitled to vote upon the Share Issuances. Because the Company's certificate of incorporation does not provide otherwise, Nevada Revised Statute (the "NRS") Section 78.320(2) allows any action that may be taken at any annual or special meeting of the Company's stockholders to be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the Share Issuances. Thus, as a result of the directors' approval and the Consents already obtained, all corporate approvals necessary for the Share Issuances have been obtained; accordingly, no additional written consents from any other stockholders are being sought. In accordance with applicable law, the Share Issuances will not become effective until at least 20 days after the date this Information Statement is sent to Stockholders. This Information Statement is first being given to Stockholders on or about April 6, 2006. It also constitutes any notice required by the NRS.

         The principal executive offices of the Company are located at 4400 Post Oak Parkway, Suite 2530, Houston, Texas 77027.

                WE ARE NOT ASKING YOU FOR A CONSENT OR PROXY AND
               YOU ARE REQUESTED NOT TO SEND US A CONSENT OR PROXY

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of March 13, 2006, the number of shares of the Company's Common Stock beneficially owned by (i) each director of the Company; (ii) each of the Company's executive officers; (iii) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; and (iv) all executive officers and directors as a group. Unless otherwise indicated, each person has sole voting and dispositive power over such shares. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such group or person. Unless otherwise indicated, the address for each person named in the table is 4400 Post Oak Parkway, Suite 2530, Houston, Texas 77027.

         Name and Address of                   Beneficial Ownership (1)
         Beneficial Owner                      Number           Percent

         Westside Resources, L.P.              3,435,693 (2)    16.4%

         Jimmy D. Wright                       3,435,693 (3)    16.4%

         Keith D. Spickelmier                  2,636,260 (4)    12.6%

         Craig S. Glick                           42,666           *

         Douglas G. Manner                        62,666 (5)       *

         John T. Raymond                          62,666           *

         Herbert C. Williamson                    12,666           *

         Sean J. Austin                           25,000 (6)       *

         All directors and officers            6,277,617 (7)    29.5%
         as a group (seven persons)

         Wellington Management Company, LLP    3,973,480 (8)    19.2%
         75 State St
         Boston, MA  02109

         Spindrift Investors (Bermuda) L.P.    1,617,580 (9)     7.8%
         Clarendon House, 2 Church Street
         Hamilton, Bermuda

         Spindrift Partners,  L.P.             1,377,200 (10)    6.7%
         75 State St
         Boston, MA  02109

*        Less than one percent

(1) Includes shares beneficially owned pursuant to options and warrants exercisable within 60 days.
(2) Includes 3,144,585 shares held directly and 291,108 shares that may be purchased pursuant to warrants that are currently exercisable. Jimmy D. Wright has sole voting power and sole investment power over these shares. These shares are also included in the table in the figure of shares beneficially owned by Mr. Wright.
(3) All of these shares are held by Westside Resources, L.P., an entity over which Mr. Wright has complete control. Accordingly, Mr. Wright has sole voting power and sole investment power over these shares. These shares are also included in the table in the figure of shares beneficially owned by Westside Resources, L.P.
(4) Includes 2,332,368 shares held directly and 303,892 shares that may be purchased pursuant to warrants that are currently exercisable.
(5) Does not include 150,000 shares that are expected to be sold to Mr. Manner in a private placement upon the completion of applicable regulatory compliance, 225,000 shares that may be issued as an employee sign-on bonus and a currently indeterminable number of shares (up to 600,000) that may be issued as an additional performance bonus.
(6) Does not include 29,972 shares that are expected to be sold to Mr. Austin in a private placement upon the completion of applicable regulatory compliance, and a currently indeterminable number of shares (up to 120,000) that may be issued as an additional performance bonus.
(7) Includes 2,538,032 shares held directly, 3,144,585 shares held by a related entity, and 595,000 shares that may be purchased pursuant to warrants that are currently exercisable; does not include 179,972 shares that are expected to be sold to Messrs. Manner and Austin in a private placement upon the completion of applicable regulatory compliance, 225,000 shares that may be issued to Mr. Manner as an employee sign-on bonus (which shares will be subject to vesting and the risk of forfeiture), a currently indeterminable number of shares (up to 600,000) that may be issued to Mr. Manner as an additional performance bonus, or a currently indeterminable number of shares (up to 120,000) that may be issued to Mr. Austin as an additional performance bonus.
(8) Wellington Management Company, LLP ("WMC") filed with the Commission on January 10, 2006 an amendment to its Schedule 13G respecting its beneficial ownership indicating that it is a registered investment advisor. WMC has advised the Company that clients of WMC are the record holders of all of the 3,973,480 shares reflected in the table. However, in its capacity as investment advisor, WMC may be deemed to beneficially own all of the 3,973,480 shares reflected in the table. Of these shares, 1,617,580 shares are also included in the table in the figure of shares beneficially owned by Spindrift Investors (Bermuda) L.P., and 1,377,200 shares are also included in the table in the figure of shares beneficially owned by Spindrift Partners, L.P.
(9) Wellington Management Company, LLP ("WMC") acts as investment adviser to this beneficial owner. In such capacity, Wellington holds voting and dispositive power over the shares held by this beneficial owner and, therefore, is deemed to share beneficial ownership of the shares. These 1,617,580 shares are also included in the table in the figure of shares beneficially owned by WMC.
(10) Wellington Management Company, LLP ("WMC") acts as investment adviser to this beneficial owner. In such capacity, Wellington holds voting and dispositive power over the shares held by this beneficial owner and, therefore, is deemed to share beneficial ownership of the shares. These 1,377,200 shares are also included in the table in the figure of shares beneficially owned by WMC.

                             EXECUTIVE COMPENSATION

                           Summary Compensation Table

         The following table sets forth the compensation paid by the Company to its Chief Executive Officer for services in all capacities during the fiscal years ended December 31, 2005 and December 31, 2004, and to its Vice President/Corporate Controller during the fiscal year ended December 31, 2005 (no other executive officer of the Company had total annual salary and bonus for the fiscal years ended December 31, 2005 or 2004 exceeding $100,000, and no other executive officer of the Company received any remuneration for the fiscal year ended December 31, 2003.) For purposes hereof, the officers of the Company listed in the table below are referred to herein as the "Named Executive Officers."

                                           Summary Compensation Table (1)

                                Annual Long-Term
                            Compensation Compensation

(a)                    (b)      (c)             (d)              (f)
                     Fiscal
Name and             Year                                   Restricted
Principal Position   Ended     Salary          Bonus        Stock Awards

Jimmy D. Wright    12/31/05  $150,000             $0             $0
Chief Executive    12/31/04   $25,000 (2)         $0             $0
Officer

Sean J. Austin     12/31/05   $92,167 (3)    $20,000 (4)     $80,000 (5)
Vice President and
Corporate Controller

(1) The Columns designated by the Commission for the reporting of certain other annual compensation, securities underlying options/SARs, long term incentive plan payouts, and all other compensation, have been eliminated as no such other annual compensation, underlying securities, payouts or compensation were awarded to, earned by, paid to or outstanding with respect to any specified person during any fiscal year covered by the table.
(2) Mr. Wright started receiving his salary on November 1, 2004. Prior to that time, he worked without remuneration.
(3)      Mr. Austin became Vice President and Corporate Controller on May 4,
         2005.
(4) In connection with Mr. Austin's employment, the Company granted to him a sign-on bonus of 5,000 shares. The figure in the table is based on the 5,000 shares granted multiplied by $4.00, the most recent closing price of the Company's stock prior to the date of grant. These 5,000 shares had a value of $16,100 as of March 23, 2006, based on the $3.22 closing price of the Company's stock on that date.
(5) In connection with Mr. Austin's employment, the Company granted to him 20,000 restricted shares. These restricted shares are subject to vesting. Of these shares, 10,000 may become vested on the first anniversary date of the employment agreement (subject to Mr. Austin's continued employment), and 10,000 may become vested on the second anniversary date of the employment agreement (subject to Mr. Austin's continued employment). The figure in the table is based on the 20,000 restricted shares granted multiplied by $4.00, the most recent closing price of the Company's stock prior to the date of grant. These 20,000 restricted shares had a value of $64,400 as of March 23, 2006, based on the $3.22 closing price of the Company's stock on that date.

                             Stock Option/SAR Grants

         During the fiscal year ended December 31, 2005, the Company did not grant any stock options or stock appreciation rights to any Named Executive Officers.

                   Option/SAR Exercises and Option/SAR Values

         During the fiscal year ended December 31, 2005, no Named Executive Officers exercised any stock options to acquire shares of the Company's stock or any stock appreciation rights. As of December 31, 2005, no Named Executive Officers held any stock options to acquire shares of the Company's stock or any stock appreciation rights that were (in either case) awarded as compensation.

                   Compensation Agreements with Key Personnel

         Commencing November 1, 2004, the Company began paying an annual salary in the amount of $150,000 to Jimmy D. Wright for serving as the Company's Chief Executive Officer and Chief Financial Officer. This salary is subject to increase, decrease or elimination at any time for any reason at the discretion of the Company's Board of Directors. In addition, commencing November 1, 2004, the Company engaged Keith D. Spickelmier, the Company's Chairman of the Board, as a consultant and began paying to him a monthly consulting fee in the amount of $6,000. This consulting engagement is terminable at the will of either the Company or Mr. Spickelmier, and the consulting fee is subject to increase, decrease or elimination at any time for any reason at the discretion of the Company's Board of Directors. Neither of Messrs. Wright or Spickelmier has entered into a written employment or consulting agreement or a covenant not to compete agreement with the Company. As a result, each of Messrs. Wright and Spickelmier may discontinue providing services to the Company at any time and for any reason, and even thereafter commence competition with the Company. Conversely, the Company may discontinue employing or engaging either of Messrs. Wright or Spickelmier at any time and for any reason at the discretion of the Company's Board of Directors. However, in view of the current composition of the Company's Board of Directors (which includes each of Messrs. Wright and Spickelmier), the Company's discontinuation of either of Mr. Wright's employment or Mr. Spickelmier's consulting engagement is not likely in the foreseeable future.

            The Company has entered into an employment agreement (the "Manner Employment Agreement") with Douglas G. Manner, a director and the Company's Chief Operating Officer, effective January 1, 2006. The Manner Employment Agreement has a two-year term, subject to earlier termination by the Company upon certain customary events and by Mr. Manner upon certain events amounting to a sale of the Company (such events being referred to hereinafter as a "Change of Control"). Under the Manner Employment Agreement, Mr. Manner is to receive an annual salary of $175,000. Furthermore, per the Manner Employment Agreement, the Company agreed to issue to Mr. Manner as a sign-on bonus a number of shares of the Company's common stock (the shares comprising the sign-on stock bonus are referred to hereinafter as the "Bonus Shares") equal to one and one-half times the number of any such shares that Mr. Manner purchases for cash directly from the Company at any time on or before May 31, 2006, up to a maximum of 225,000 Bonus Shares. Of these Bonus Shares, one-third will vest immediately, one-third may become vested on the first anniversary date of the Manner Employment Agreement (subject to Mr. Manner's continued employment), and one-third may become vested on the second anniversary date of the Manner Employment Agreement (subject to Mr. Manner's continued employment). All of the Bonus Shares shall immediately vest upon Mr. Manner's termination of the Manner Employment Agreement after a Change of Control. Moreover, per the Manner Employment Agreement, the Company agreed to issue to Mr. Manner, as additional bonuses, 100,000 shares (for an aggregate total of 600,000 shares) of the Company's common stock each time that the 30-day trailing average of the Company's common stock closing price equals or exceeds for the first time each of the following figures: $5.00, $6.00, $7.00, $8.00, $9.00 and $10.00. Upon Mr. Manner's
termination of the Manner Employment Agreement after a Change of Control, Mr. Manner shall be entitled to be issued immediately all of the 600,000 shares that have not already been issued. Mr. Manner is also entitled to participate in any and all employee benefit plans now existing or hereafter established for the Company's employees, provided that he meets the eligibility criterion therefor.

            The Company has entered into an employment agreement (as amended the "Austin Employment Agreement") with Sean J. Austin, a Vice President and the Corporate Controller. The Austin Employment Agreement has an indefinite term. Under the Austin Employment Agreement, Mr. Austin is to receive an annual salary of $140,000, subject to annual review. Furthermore, per the Austin Employment Agreement, Mr. Austin received a stock grant with respect to 25,000 shares of the Company's common. Of these shares, 5,000 vested immediately, 10,000 may become vested on the first anniversary date of the Austin Employment Agreement (subject to Mr. Austin's continued employment), and 10,000 may become vested on the second anniversary date of the Austin Employment Agreement (subject to Mr. Austin's continued employment). Moreover, per the Austin Employment Agreement, the Company agreed to issue to Mr. Austin, as additional bonuses, 20,000 shares (for an aggregate total of 120,000 shares) of the Company's common stock each time that the 30-day trailing average of the Company's common stock closing price equals or exceeds for the first time each of the following figures: $5.00, $6.00, $7.00, $8.00, $9.00 and $10.00. Upon Mr. Austin's termination of the Austin Employment Agreement after a Change of Control, Mr. Austin shall be entitled to be issued immediately all of the 120,000 shares that have not already been issued. Mr. Austin is also entitled to participate in any and all employee benefit plans hereafter established for the Company's employees.

                              Director Compensation

         Each member of the Company's Board of Directors who is not an employee of Westside or any of its affiliates (a "Non-Employee Director") is eligible to receive awards of the Company's Common Stock under the Company's 2005 Director Stock Plan. Each Non-Employee Director receives an award of 12,666 shares of Common Stock when he or she first becomes a director. Of these shares, 4,222 are unrestricted, and the remaining 8,444 shares are restricted, with one-half of them vesting one year after the award and with one-half of them vesting two years after the award, provided, in both cases, that the related person is still a director of the Company on the vesting dates. In addition to the initial grant, each Non-Employee Director receives an annual award of 2,650 shares of the Company's Common Stock. Of these shares, 884 are unrestricted, and the remaining 1,766 are restricted, with one-half of them vesting one year after the award and with one-half of them vesting two years after the award, provided, in both cases, that the related person is still a director of the Company on the vesting dates.

                               THE SHARE ISSUANCES

                                     General

         The Company's management believes that the Company's success depends on the Company's ability to attract and retain qualified personnel. In order to attract qualified personnel, management believes that it must offer competitive compensation arrangements and other benefits, which include equity participations. Management also believes that, once the Company has hired qualified personnel, appropriate incentives must be given to them to motivate them to work their hardest to promote the interests of the Company and its stockholders and to achieve the success of the Company's business plan. For these incentives to work effectively, the interests of hired personnel must be aligned with the interests of stockholders. Management believes that these interests can be so aligned by allowing or causing key personnel to own shares of the Company's common stock and by rewarding them when the market value of such stock appreciates and the value of the shareholdings of stockholders increases. The Share Issuances are intended to align the interests of certain key executives with the interests of stockholders and ultimately to enhance stockholder value. Shareholder approval of the Shares Issuances by the holders of a majority of the shares of the Company's common stock is or may be required under the rules of the American Stock Exchange because the Share Issuances are to certain members of the Company's management. The remainder of this section discusses each of the Share Issuances.

                              Incentive Share Sales

         On January 9, 2006, the Company completed the private placement of an aggregate of 3,278,000 shares of its common stock, $.01 par value, at a price of $3.15 per share. The closing price of the Company's common stock on January 9, 2006 was $3.76. The $3.15 per-share price for the private placement shares was set by the Company upon the advice and recommendation of the Company's co-placement agent as to the price that would be necessary to raise the funds being sought. Management believes that the discount in the purchase price from the then current market price was appropriate and reasonable inasmuch as the investors were acquiring restricted shares that could not then be freely sold in the public market. Although the Company did agree to register with the U.S. Securities and Exchange Commission the public resale of such shares, the timing of the completion of such registration is uncertain, and purchasers in the private placement would have to bear the risk of an adverse move in the price of the Company's stock for some period of time.

         The cash offering resulted in $10,325,700 in gross proceeds and approximately $9.5 million in net proceeds to the Company after deducting placement-related costs. The shares were issued to a total of 27 investors, all of whom are accredited. The Company's placement agents received a placement fee in the amount of $645,356.

         In connection with this private placement, Douglas G. Manner, a director and the Company's Chief Operating Officer, expressed an interest in acquiring 150,000 shares, while Sean J. Austin, a Vice President of the Company and its Corporate Controller, expressed an interest in acquiring 29,972 shares, both for the same purchase price and upon the same terms as other investors in the private placement were acquiring shares. The Company was willing to sell such shares to Messrs. Manner and Austin in the private placement. However, the rules of the American Stock Exchange could be interpreted as precluding such sale without the prior approval by the holders of a majority of the Company's common stock. The Company's Board of Directors believes that the acquisition of such shares by Messrs. Manner and Austin would further align their interests with those of the Company's stockholders, and would give to them further incentives to work their hardest to promote the interests of the Company and its stockholders and to achieve the success of the Company's business plan. Accordingly, the Board of Directors sought and has obtained the required stockholder approval of the Incentive Share Sales.

                           Matching Incentive Issuance

         The Company has entered into an employment agreement (the "Manner Employment Agreement") with Douglas G. Manner, a director and the Company's Chief Operating Officer, effective January 1, 2006. (For a complete discussion of the Manner Employment Agreement, see "EXECUTIVE COMPENSATION - Compensation Agreements with Key Personnel.) As part of the Manner Employment Agreement, the Company agreed to issue to Mr. Manner as a sign-on bonus a number of shares of the Company's common stock (the shares comprising the sign-on stock bonus are referred to hereinafter as the "Bonus Shares") equal to one and one-half times the number of any such shares that Mr. Manner purchases for cash directly from the Company at any time on or before May 31, 2006, up to a maximum of 225,000 Bonus Shares. Because of Mr. Manner's agreement to purchase 150,000 of the shares comprising the Incentive Share Sales, the number of Bonus Shares will be fixed at 225,000. Of these Bonus Shares, one-third will vest immediately, one-third may become vested on the first anniversary date of the Manner Employment Agreement (subject to Mr. Manner's continued employment), and one-third may become vested on the second anniversary date of the Manner Employment Agreement (subject to Mr. Manner's continued employment). All of the Bonus Shares shall immediately vest upon Mr. Manner's termination of the Manner Employment Agreement after a Change of Control.

         The Company's agreement to issue to Mr. Manner the 225,000 Bonus Shares was necessary to induce Mr. Manner to terminate the employment that he then had with his now former employer. Moreover, the Company's Board of Directors believes that the issuance of these shares to Mr. Manner would further align his interests with those of the Company's stockholders, and would give to him further incentives to work his hardest to promote the interests of the Company and its stockholders and to achieve the success of the Company's business plan. However, the rules of the American Stock Exchange could be interpreted as precluding such issuance without the prior approval by the holders of a majority of the Company's common stock. Accordingly, the Board of Directors sought and has obtained the required stockholder approval of the Matching Incentive Issuance.

                         Performance Incentive Issuances

         Another aspect of the Manner Employment Agreement involves the Company's agreement to issue to Mr. Manner, as bonuses, 100,000 shares (for an aggregate total of 600,000 shares) of the Company's common stock each time that the 30-day trailing average of the Company's common stock closing price equals or exceeds for the first time each of the following figures: $5.00, $6.00, $7.00, $8.00, $9.00 and $10.00. Upon Mr. Manner's termination of the Manner Employment Agreement after a Change of Control, Mr. Manner shall be entitled to be issued immediately all of the 600,000 shares that have not already been issued.

            The Company has also entered into an employment agreement (as amended, the "Austin Employment Agreement") with Sean J. Austin, a Vice President and the Corporate Controller. (For a complete discussion of the Austin Employment Agreement, see "EXECUTIVE COMPENSATION - Compensation Agreements with Key Personnel.) In the Austin Employment Agreement, the Company agreed to issue to Mr. Austin, as bonuses, 20,000 shares (for an aggregate total of 120,000 shares) of the Company's common stock each time that the 30-day trailing average of the Company's common stock closing price equals or exceeds for the first time each of the following figures: $5.00, $6.00, $7.00, $8.00, $9.00 and $10.00.
Upon Mr. Austin's termination of the Austin Employment Agreement after a Change of Control, Mr. Austin shall be entitled to be issued immediately all of the 120,000 shares that have not already been issued.

         The Company's agreement with Mr. Manner with respect to the Performance Incentive Issuances was necessary to induce Mr. Manner to terminate the employment that he then had with his former employer. Management also believes that the Company's agreement with Mr. Austin with respect to the Performance Incentive Issuances was necessary to retain Mr. Austin's services upon the full vesting in 2007 of certain other restricted shares granted to Mr. Austin per the Austin Employment Agreement. The Company's Board of Directors believes that the Performance Incentive Issuances would further align the interests of Messrs. Manner and Austin with those of the Company's stockholders, and would give to them further incentives to work their hardest to promote the interests of the Company and its stockholders and to achieve the success of the Company's business plan. However, the rules of the American Stock Exchange precluded the Performance Incentive Issuance to Mr. Austin without the prior approval by the holders of a majority of the Company's common stock, and such rules could be interpreted as precluding the Performance Incentive Issuance to Mr. Manner without the prior approval by the holders of a majority of the Company's common stock. Accordingly, the Board of Directors sought and has obtained the required stockholder approval of the Performance Incentive Issuances.

                                NEW PLAN BENEFITS

                     I. Incentive       II. Matching       III. Performance
                     Share Sales        Incentive Issuance Incentive Issuances

Name &               Dollar    Number    Dollar   Number    Dollar     Number
Position             Value($) of Units  Value($) of Units  Value($)   of Units
--------------------------------------------------------------------------------

Douglas G. Manner,     (1)   150,000  $724,500(2) 225,000 $  (3)       Up to
Director, and                shares               shares               600,000
Chief Operating                                                        shares
Officer

Sean J. Austin,        (1)    29,972     N/A        N/A   $  (3)       Up to
Vice President and            shares                                   120,000
Corporate                                                              shares
Controller

All current executive  (1)   179,972  $724,500(2) 225,000 $  (3)       Up to
officers as a group          shares               shares               720,000
(2 persons)                                                            shares

         (1) These incentive shares are believed to provide negligible value to the related purchaser because the shares are being purchased at a price approximating recent market prices of the Company's shares, some of which have been greater and some of which have been less than the $3.15 purchase price of these incentive shares. The purchaser named in the table will bear the loss from price declines below $3.15 per share.The closing price of the Company's shares on March 14, 2006, the date on which the issuance of the shares received stockholder approval, was $2.94.
         (2) This value is computed based on the $3.22 closing price of the Company's shares on March 23, 2006 without deduction for the risk of forfeiture.
         (3) The Company believes that the value of these shares is currently indeterminable due to the requirement that the Company's share price reach and maintain certain levels before the shares are issued and due to the inability to assign probabilities (based on established methodologies) that these levels will be reached and maintained.


                                VOTING SECURITIES

         The class of stockholders entitled to execute written consents to authorize the Share Issuances is the owners of Common Stock of the Company the Record Date. Each share of Common Stock entitles its owner to one vote. Common Stock is the only outstanding class of voting securities authorized by the Company's restated articles of incorporation.

         Stockholders owning shares of Common Stock constituting more than fifty percent of the outstanding Common Stock entitled to vote gave their written consent to the Share Issuances on March 14, 2006. Under Nevada law, such consent authorizes the Share Issuances.

                       SUBMISSION OF STOCKHOLDER PROPOSALS
                             FOR NEXT ANNUAL MEETING

         Stockholders wishing to submit proposals for consideration by the Company's Board of Directors at the Company's next Annual Meeting of Stockholders should submit them in writing to the attention of the Chief Executive Officer of the Company in a reasonable time before the Company begins to print and mail its proxy materials, so that the Company may consider such proposals for inclusion in its proxy statement and form of proxy for that meeting. The Company does not now have definitive plans regarding the date of its next Annual Meeting.


                                  By Order of the Board of Directors,



                                  Jimmy D. Wright,
                                  Chief Executive Officer
Houston, Texas
April 6, 2006